LOAN AGREEMENT

This Loan Agreement (“Agreement”) is entered into on _____________ , 2005 in Lhasa Municipality, Tibet Autonomous Region, People’s Republic of China (“China”) by the following parties:

Tibet Tian Yuan Minerals Exploration Ltd., a wholly foreign owned enterprise incorporated under the laws of China and having its legal address at 13F, Waijinmao Building, Jinzhu West Road 75, Lhasa Municipality, Tibet Autonomous Region People's Republic of China ("Borrower"); and

Highland Mining Inc., a corporation duly established and existing under the laws of British Virgin Islands, with its principal place of business at P.O.Box 3444, Road Town, Tortola, British Virgin Islands (“Lender”).

WHEREAS, the Borrower is an affiliate of the Lender and Lender agrees to provide loans to Borrower for operations and working capital purposes;

NOW, therefore, Lender and Borrower hereby agree as follows:

1.	The Lender shall lend to the Borrower and the Borrower shall borrow from the Lender a principal amount of maximum US$ 580,000 (the “Loan”).

2.	The repayment of the Loan is on demand.

3.	The Loan shall bear interest at a rate of LIBOR plus 2% per annum, compounded monthly.

4.
The Borrower shall open a special loan repayment account at a designated foreign exchange bank in accordance with the relevant laws and regulations of China. Within ten (10) business days of the expiration of the loan term or any extended term thereof or upon a demand by the lender, the Borrower shall complete the formalities for repayment of principal and interest in accordance with the relevant law effective at that time and repay all outstanding principal amounts of the Loan plus all interest accrued thereon. The borrower shall be responsible for the payment of any withholding taxes levied on the amounts repaid.

5.	The Borrower shall, after signing this Agreement, handle foreign debt registration procedures at State Administration of Foreign Exchange (SAFE)

or its local branch in Tibet. This Agreement shall become effective upon the issuance of such Foreign Debt Registration Certificate.

6.	The Lender shall not be obliged to provide the Loan unless it shall have received the following documents:

(1)
a resolution of the Board of Directors of the Borrower, in form and substance satisfactory to the Lender, approving the borrowing under the terms of this Agreement and authorizing a person to sign this Agreement;

	(2)	a copy of a valid Foreign Debt Registration Certificate issued by SAFE or its local branch in Tibet;

	(3)	evidence that the Borrower has opened a special loan account at a designated foreign exchange bank in accordance with the relevant laws and regulations of China; and

	(4)	a draw-down notice issued by the Borrower to the Lender at least five (5) days before the intended draw-down date, notifying the Lender the draw-down date and the draw-down amount.

7.
In the event a dispute arises between the parties in connection with this agreement, either party shall issue a written notice to the other party. The parties shall attempt in the first instance to resolve such dispute through friendly consultations. If the dispute is not resolved in this manner within 30 days after the issuance of such notice, then either party may submit the dispute to the China International Economic and Trade Arbitration Commission for arbitration in Beijing. The arbitration shall be conducted in accordance with the Commission’s arbitration rules in effect at the time of applying for arbitration. The arbitration award is final and binding upon both parties.

8.	This agreement shall be governed by the laws of China.

9.
This Agreement is signed in English. Any Chinese language version of this agreement is for reference purposes only. Three originals of this Agreement shall be signed in each language. Each party shall retain one original and one original shall be used for the registration of this Agreement with SAFE in accordance with Clause 5.

IN WITNESS WHEREOF, the authorized representatives of the Lender and the Borrower have signed this Agreement on the date first above written.

Tibet Tian Yuan Minerals	Highland Mining Inc.
Exploration Ltd.

By:	By:

Name:	Name:	Jeffrey R. Mason

Title:	Title:	Chief Financial Officer